UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2011

GRAFTECH INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13888	27-2496053
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employee Identification Number)

12900 Snow Road

Parma, Ohio 44130

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: 216-676-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

Effective March 14, 2011, Craig S. Shular, Chairman, Chief Executive Officer, and President of GrafTech International Ltd. (the “Officer”), entered into a written sales plan intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934 (“10b5-1 Plan”).

The 10b5-1 Plan was implemented because of the short duration remaining on the stock options covered by the 10b5-1 Plan and applies only to stock options that would otherwise expire by their terms on or before September 25, 2011. The 10b5-1 Plan does not cover any other stock options or common stock interests that the Officer otherwise holds. The 10b5-1 Plan also provides for the contemporaneous sales of shares of GrafTech’s common stock issued as a result of such exercises. Under the 10b5-1 Plan the options will be exercised, subject to the attainment of certain minimum price thresholds, at their stated exercise price and the shares issued will be sold under the 10b5-1 Plan on the open market at then prevailing prices.

The Officer’s remaining currently outstanding stock options not covered by the 10b5-1 Plan expire between April 2017 and December 2020. The Officer’s other holdings include GrafTech stock that he purchased, as well as vested and unvested restricted stock, and performance shares issued pursuant to incentive plans approved by GrafTech’s stockholders.

As of the date hereof, the Officer’s holdings are as follows:

	Stock Options Covered by Trading Plan	Stock Options Not Covered by Trading Plan	Other Common Stock Holdings Not Covered by Trading Plan
Craig S. Shular	87,000	404,000	639,611

GrafTech does not undertake to report Rule 10b5-1 plans that may be adopted by any employees, officers or directors of GrafTech in the future or to report any modifications or termination of any publicly announced 10b5-1 plans except to the extent required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAFTECH INTERNATIONAL LTD.

Date: March 18, 2011	By:	/s/ John D. Moran
John D. Moran Vice President, General Counsel and Secretary